Exhibit 99.1

SpartanNash Announces Strong Third Quarter Fiscal 2022 Results

Reaffirms Recently Raised Fiscal Year 2022 Guidance

GRAND RAPIDS, MICH. – Nov. 9, 2022 – Food solutions company SpartanNash (the "Company") (Nasdaq: SPTN) today reported financial results for its 12-week third quarter ended Oct. 8, 2022.

Third Quarter Fiscal 2022 Highlights

•
Net sales of $2.3 billion, increased 10.8%, compared to $2.1 billion in the prior year quarter.
•
Retail comparable sales increased 8.0% for the quarter.
•
Net earnings of $9.5 million, a decrease of 37.6%, compared to $15.2 million in the prior year quarter.
•
Adjusted EBITDA(1) of $57.3 million, an increase of 11.3%, compared to $51.5 million in the prior year quarter.

"In the third quarter, we delivered strong topline growth and continued improvements in our key throughput and fill rate metrics, which contributed to our solid third quarter results and our improved outlook for the balance of this year," said SpartanNash President and CEO Tony Sarsam. "We remain relentlessly focused on our People First culture, achieving operational excellence and meeting the needs of our customers. We will continue to execute on our core capabilities to drive results and increase shareholder value."

Third Quarter Consolidated Financial Results

Consolidated net sales increased $223.3 million, or 10.8%, to $2.3 billion from $2.1 billion in the prior year quarter. The growth from prior year was driven by net sales increases in both the Wholesale and Retail segments, which were favorably impacted by inflation.

Gross profit was $351.2 million, or 15.3% of net sales, compared to $329.5 million, or 15.9% of net sales, in the prior year quarter. The gross profit increase was driven by higher sales, while the gross margin rate decrease was primarily driven by an increase in LIFO expense of $9.0 million, or 36 basis points. In addition to the impact of LIFO, lower Retail margin rates were partially offset by improvements in margin rates within the Wholesale segment.

Reported operating expenses were $331.9 million, or 14.5% of net sales, compared to $306.8 million, or 14.8% of net sales, in the prior year quarter. The decrease in operating expenses as a percentage of sales was due to a reduction in the supply chain expense rates as a result of efficiencies realized from the Company’s Supply Chain Transformation initiative. These efficiencies were partially offset by higher corporate administrative costs, including higher incentive compensation expense and up-front investments in the Merchandising Transformation initiative.

The Company reported operating earnings of $19.3 million, a decrease of $3.4 million, or 15.1%, compared to $22.7 million in the prior year quarter, due to the changes in net sales, gross profit, and operating expenses discussed above. Adjusted operating earnings(2) were $33.4 million, an increase of $4.6 million, or 16.0%, compared to $28.8 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense increased $3.0 million from the prior year quarter due to rising interest rates and an increase in borrowings due to inflationary increases in working capital. Other income for the current year includes $0.8 million of income related to the partial settlement of a post-retirement benefit plan. The income tax rate increased from the prior year quarter due to increases in non-deductible expenses and state taxes.

The Company reported net earnings of $9.5 million, or $0.26 per diluted share, compared to $15.2 million, or $0.42 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(3) for the third quarter were $20.0 million, or $0.55 per diluted share, compared to $19.7 million, or $0.55 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations is included in Table 4.

Adjusted EBITDA(1) increased $5.8 million to $57.3 million, compared to $51.5 million in the prior year quarter, due to the factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Third Quarter Segment Financial Results

As noted in its preliminary third quarter fiscal 2022 results issued on Nov. 2, 2022, at the beginning of the quarter, the Company combined the previous Food Distribution and Military operating segments into one operating segment: Wholesale. The change in the operating segments was driven by both a change in the Company’s organizational structure, and in the reporting utilized by the Chief Operating Decision Maker to allocate the Company’s resources and assess operating performance. As a result, the Company now operates two reportable segments: Wholesale and Retail. Segment financial information for the comparative prior year periods within this earnings release has been recast to reflect this update.

Wholesale

Net sales for Wholesale increased $165.4 million, or 11.3%, to $1.63 billion from $1.46 billion in the prior year quarter. The increase in net sales was due primarily to the inflationary impact on pricing.

Reported operating earnings for Wholesale were $14.0 million, compared to $5.9 million in the prior year quarter. The increase in reported operating earnings was due to increased sales and a reduced rate of supply chain expenses, partially offset by increases in corporate administrative costs and LIFO expense. Adjusted operating earnings(2) increased $14.3 million to $25.3 million from $11.0 million in the prior year quarter. Adjusted operating earnings exclude, among other items, LIFO expense and restructuring and asset impairment activity in both years.

Retail

Net sales for Retail increased $57.9 million, or 9.5%, to $666.6 million from $608.7 million in the prior year quarter, primarily due to inflationary pricing. Retail comparable store sales increased 8.0% for the quarter.

Reported operating earnings for Retail were $5.3 million, compared to $16.8 million in the prior year quarter. The decrease was due to a lower gross profit rate, investments in store wage rates and increased corporate administrative costs. Adjusted operating earnings(2) were $8.1 million, compared to $17.8 million in the prior year quarter. Adjusted operating earnings exclude, among other items, LIFO expense and restructuring and asset impairment charges in both years.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the year-to-date period were $7.5 million compared to $144.0 million in the prior year. The decrease in cash flows compared to the prior year was due primarily to inflationary increases in working capital. Accordingly, long-term debt and finance lease liabilities increased $112.8 million for the year-to-date period, which resulted in a change in the Company’s net long-term debt(4) to adjusted EBITDA(1) ratio over this period from 1.8x to 2.1x.

Purchases of property and equipment were $66.3 million in the year-to-date period compared to $55.0 million in the prior year period, while capital expenditures and IT capital(5) totaled $69.5 million in the year-to-date period compared to $61.9 million in the prior year.

Through the third quarter, the Company paid $22.5 million in cash dividends, equal to $0.63 per common share. The Company also repurchased 757,928 shares during year-to-date period for a total of $23.3 million, with an average price of $30.73 per share. In total, the Company returned $45.7 million to shareholders through the third quarter.

Fiscal 2022 Outlook

As announced on Nov. 2, 2022, given strong year-to-date results through the third quarter, the Company raised its fiscal year 2022 guidance. These updates included increasing:

• Net sales to a range of $9.5 billion to $9.7 billion, compared to the prior guidance of $9.3 billion to $9.6 billion.

• Adjusted EBITDA to a range of $237 million to $242 million, compared to the prior guidance of $227 million to $240 million.

In addition, the Company has updated its guidance with respect to certain other items, as noted in the table below.

	Previous Full Year 2022 Outlook		Updated Full Year 2022 Outlook
	Low	High	Low	High
Total net sales (millions)	$9,300	$9,600	$9,500	$9,700
Segment sales % increase (decrease)
Retail comp sales	4.0%	7.0%	6.0%	7.5%
Food Distribution sales	4.0%	7.0%	N/A	N/A
Military sales	5.0%	8.0%	N/A	N/A
Wholesale sales*	4.3%	7.3%	6.5%	8.0%
Adjusted EBITDA(1) (millions)	$227	$240	$237	$242
Adjusted EPS(2)	$2.17	$2.32	$2.27	$2.37
Capital expenditures and IT capital(7) (thousands)	$100,000	$110,000	$100,000	$110,000
Depreciation and amortization (thousands)	$90,000	$100,000	$90,000	$100,000
Interest expense (thousands)	$19,000	$21,000	$21,000	$23,000
Income tax rate	24.0%	25.5%	25.5%	26.5%

*Prior guidance has been recast due to the combination of the previous Food Distribution and Military operating segments into the Wholesale operating segment.

Conference Call & Supplemental Earnings Presentation

The Company will host a conference call to discuss its quarterly results with additional comments and details on Wednesday, November 9, 2022, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website.

A supplemental quarterly earnings presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company’s own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. To support its distribution business, the Company operates a strategically developed network of large-scale distribution facilities and a nationwide transportation fleet. In addition, the Company owns and operates 147 supermarkets – primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market – and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements may be identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "plans," "believes," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook", "trend", "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive wholesale distribution and retail grocery industries; changes in economic or geopolitical conditions, including inflationary pressures and the Russia-Ukraine conflict; interest rate fluctuations; labor relations issues and rising labor costs; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; disruptions associated with the COVID-19 pandemic; the Company's ability to implement its growth strategy and transformation initiatives; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company's ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; the Company's ability to manage its private brand program for U.S. military commissaries; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; changes in government regulations; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Non-GAAP Financial Measures

This press release includes information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. These measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company's performance against its peers. Certain of these measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the fiscal 2022 outlook and long-term targets disclosed in this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the last-in-first-out (LIFO) inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022 or fiscal 2025, respectively.

(1)
A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.
(2)
A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.
(3)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), a non-GAAP financial measure, is provided in Table 4 below.
(4)
A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.
(5)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

# # #

CONTACT:

Investor Relations:

Kayleigh Campbell

Head of Investor Relations

Kayleigh.Campbell@spartannash.com

SpartanNashIR@icrinc.com

Media:

Adrienne Chance

SVP, Communications

press@spartannash.com

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
	October 8,	October 9,	October 8,	October 9,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$2,296,512	$2,073,253	$7,334,060	$6,837,612
Cost of sales	1,945,302	1,743,769	6,178,024	5,756,471
Gross profit	351,210	329,484	1,156,036	1,081,141

Operating expenses
Selling, general and administrative	333,373	306,847	1,094,422	999,032
Acquisition and integration, net	(577)	101	98	281
Restructuring and asset impairment, net	(886)	(195)	1,738	2,981
Total operating expenses	331,910	306,753	1,096,258	1,002,294

Operating earnings	19,300	22,731	59,778	78,847

Other expenses and (income)
Interest expense	6,051	3,020	14,764	10,877
Other, net	(768)	(16)	(384)	(293)
Total other expenses, net	5,283	3,004	14,380	10,584

Earnings before income taxes	14,017	19,727	45,398	68,263
Income tax expense	4,553	4,551	11,530	16,757
Net earnings	$9,464	$15,176	$33,868	$51,506

Basic net earnings per share:	$0.27	$0.43	$0.96	$1.44

Diluted net earnings per share:	$0.26	$0.42	$0.93	$1.44

Weighted average shares outstanding:
Basic	35,160	35,525	35,444	35,671
Diluted	36,145	35,816	36,398	35,871

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 8,	January 1,
(In thousands)	2022	2022
Assets
Current assets
Cash and cash equivalents	$18,964	$10,666
Accounts and notes receivable, net	430,150	361,686
Inventories, net	623,504	522,324
Prepaid expenses and other current assets	70,151	62,517
Property and equipment held for sale	3,707	—
Total current assets	1,146,476	957,193

Property and equipment, net	558,409	577,359
Goodwill	182,160	181,035
Intangible assets, net	107,415	110,960
Operating lease assets	261,697	283,040
Other assets, net	85,320	97,195

Total assets	$2,341,477	$2,206,782

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$492,876	$447,451
Accrued payroll and benefits	104,436	86,315
Other accrued expenses	52,834	67,893
Current portion of operating lease liabilities	45,717	47,845
Current portion of long-term debt and finance lease liabilities	6,759	6,334
Total current liabilities	702,622	655,838

Long-term liabilities
Deferred income taxes	70,557	63,692
Operating lease liabilities	243,957	266,701
Other long-term liabilities	31,227	38,292
Long-term debt and finance lease liabilities	512,704	399,390
Total long-term liabilities	858,445	768,075

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,359 and 35,948 shares outstanding	475,136	493,783
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive income (loss)	3,527	(1,455)
Retained earnings	301,747	290,541
Total shareholders’ equity	780,410	782,869

Total liabilities and shareholders’ equity	$2,341,477	$2,206,782

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	40 Weeks Ended
(In thousands)	October 8, 2022	October 9, 2021
Cash flow activities
Net cash provided by operating activities	$7,454	$143,953
Net cash used in investing activities	(45,956)	(24,051)
Net cash provided by (used in) financing activities	46,800	(115,160)
Net increase in cash and cash equivalents	8,298	4,742
Cash and cash equivalents at beginning of the period	10,666	19,903
Cash and cash equivalents at end of the period	$18,964	$24,645

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
(In thousands)	October 8, 2022		October 9, 2021		October 8, 2022		October 9, 2021
Wholesale Segment
Net sales	$1,629,869	71.0%	$1,464,516	70.6%	$5,213,733	71.1%	$4,869,454	71.2%
Operating earnings	14,015		5,929		54,834		35,142
Retail Segment:
Net sales	666,643	29.0%	608,737	29.4%	2,120,327	28.9%	1,968,158	28.8%
Operating earnings	5,285		16,802		4,944		43,705
Total:
Net sales	$2,296,512	100.0%	$2,073,253	100.0%	$7,334,060	100.0%	$6,837,612	100.0%
Operating earnings	19,300		22,731		59,778		78,847

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

At the beginning of 2022, the Company made a change to the adjusted operating earnings and adjusted earnings from continuing operations measures to exclude the impact of LIFO expense or benefit. The Company believes the change reduces volatility associated with temporary fluctuations in inflation, enabling investors to best establish a basis for expected performance and the ability to evaluate actual results against that expectation and the industry in which the Company operates. Prior year adjusted operating earnings and adjusted earnings from continuing operations figures have been restated to align with this change in presentation. Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, costs related to shareholder activism, operating and non-operating costs associated with the postretirement plan amendment and settlement, organizational realignment and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, legal, and other expenses incurred in relation to shareholder activism activities. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with recognition of plan settlement losses and amortization of the prior service credit related to the amendment of the retiree medical plan, which are adjusted out of adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures. Organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other things, LIFO expense, organizational realignment and severance associated with cost reduction initiatives.

Each of these items are considered "non-operational" or "non-core" in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Net earnings	$9,464	$15,176	$33,868	$51,506
Income tax expense	4,553	4,551	11,530	16,757
Other expenses, net	5,283	3,004	14,380	10,584
Operating earnings	19,300	22,731	59,778	78,847
Adjustments:
LIFO expense	14,884	5,887	42,916	10,444
Depreciation and amortization	21,833	21,763	72,274	71,260
Acquisition and integration, net	(577)	101	98	281
Restructuring and asset impairment, net	(886)	(195)	1,738	2,981
Cloud computing amortization	925	570	2,694	1,528
Organizational realignment, net	588	—	1,859	589
Severance associated with cost reduction initiatives	54	239	795	377
Stock-based compensation	1,370	920	7,208	6,084
Stock warrant	505	403	1,659	1,478
Non-cash rent	(764)	(994)	(2,691)	(2,980)
Loss (gain) on disposal of assets	63	49	(68)	(213)
Postretirement plan amendment and settlement	—	—	133	—
Costs related to shareholder activism	—	—	7,335	—
Adjusted EBITDA	$57,295	$51,474	$195,728	$170,676

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Wholesale:
Operating earnings	$14,015	$5,929	$54,834	$35,142
Adjustments:
LIFO expense	12,959	5,197	35,138	8,862
Depreciation and amortization	11,090	11,130	36,602	35,701
Restructuring and asset impairment, net	(2,088)	(332)	(2,216)	431
Cloud computing amortization	645	423	1,873	1,067
Organizational realignment, net	367	—	1,160	374
Severance associated with cost reduction initiatives	43	170	662	279
Stock-based compensation	894	549	4,743	3,843
Stock warrant	505	403	1,659	1,478
Non-cash rent	(92)	122	(288)	833
(Gain) loss on disposal of assets	(26)	25	(184)	(112)
Postretirement plan amendment and settlement	—	—	83	—
Costs related to shareholder activism	—	—	4,577	—
Adjusted EBITDA	$38,312	$23,616	$138,643	$87,898
Retail:
Operating earnings	$5,285	$16,802	$4,944	$43,705
Adjustments:
LIFO expense	1,925	690	7,778	1,582
Depreciation and amortization	10,743	10,633	35,672	35,559
Acquisition and integration, net	(577)	101	98	281
Restructuring and asset impairment, net	1,202	137	3,954	2,550
Cloud computing amortization	280	147	821	461
Organizational realignment, net	221	—	699	215
Severance associated with cost reduction initiatives	11	69	133	98
Stock-based compensation	476	371	2,465	2,241
Non-cash rent	(672)	(1,116)	(2,403)	(3,813)
Loss (gain) on disposal of assets	89	24	116	(101)
Postretirement plan amendment and settlement	—	—	50	—
Costs related to shareholder activism	—	—	2,758	—
Adjusted EBITDA	$18,983	$27,858	$57,085	$82,778

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("adjusted EBITDA") is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Operating earnings	$19,300	$22,731	$59,778	$78,847
Adjustments:
LIFO expense	14,884	5,887	42,916	10,444
Acquisition and integration, net	(577)	101	98	281
Restructuring and asset impairment, net	(886)	(195)	1,738	2,981
Organizational realignment, net	588	—	1,859	589
Severance associated with cost reduction initiatives	54	239	795	377
Postretirement plan amendment and settlement	—	—	133	—
Costs related to shareholder activism	—	—	7,335	—
Adjusted operating earnings	$33,363	$28,763	$114,652	$93,519
Wholesale:
Operating earnings	$14,015	$5,929	$54,834	$35,142
Adjustments:
LIFO expense	12,959	5,197	35,138	8,862
Restructuring and asset impairment, net	(2,088)	(332)	(2,216)	431
Organizational realignment, net	367	—	1,160	374
Severance associated with cost reduction initiatives	43	170	662	279
Postretirement plan amendment and settlement	—	—	83	—
Costs related to shareholder activism	—	—	4,577	—
Adjusted operating earnings	$25,296	$10,964	$94,238	$45,088
Retail:
Operating earnings	$5,285	$16,802	$4,944	$43,705
Adjustments:
LIFO expense	1,925	690	7,778	1,582
Acquisition and integration, net	(577)	101	98	281
Restructuring and asset impairment, net	1,202	137	3,954	2,550
Organizational realignment, net	221	—	699	215
Severance associated with cost reduction initiatives	11	69	133	98
Postretirement plan amendment and settlement	—	—	50	—
Costs related to shareholder activism	—	—	2,758	—
Adjusted operating earnings	$8,067	$17,799	$20,414	$48,431

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	October 8, 2022		October 9, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$9,464	$0.26	$15,176	$0.42
Adjustments:
LIFO expense	14,884		5,887
Acquisition and integration, net	(577)		101
Restructuring and asset impairment, net	(886)		(195)
Organizational realignment, net	588		—
Severance associated with cost reduction initiatives	54		239
Postretirement plan amendment and settlement	(763)		—
Total adjustments	13,300		6,032
Income tax effect on adjustments (a)	(2,725)		(1,511)
Total adjustments, net of taxes	10,575	0.29	4,521	0.13
Adjusted earnings from continuing operations	$20,039	$0.55	$19,697	$0.55

	40 Weeks Ended
	October 8, 2022		October 9, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$33,868	$0.93	$51,506	$1.44
Adjustments:
LIFO expense	42,916		10,444
Acquisition and integration, net	98		281
Restructuring and asset impairment, net	1,738		2,981
Organizational realignment, net	1,859		589
Severance associated with cost reduction initiatives	795		377
Pension refund from annuity provider	(200)		—
Postretirement plan amendment and settlement	(18)		—
Costs related to shareholder activism	7,335		—
Total adjustments	54,523		14,672
Income tax effect on adjustments (a)	(13,870)		(3,677)
Total adjustments, net of taxes	40,653	1.12	10,995	0.30
Adjusted earnings from continuing operations	$74,521	$2.05	$62,501	$1.74

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	October 8,	January 1,
(In thousands)	2022	2022
Current portion of long-term debt and finance lease liabilities	$6,759	$6,334
Long-term debt and finance lease liabilities	512,704	399,390
Total debt	519,463	405,724
Cash and cash equivalents	(18,964)	(10,666)
Net long-term debt	$500,499	$395,058

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 8, 2022	October 9, 2021
Net cash provided by operating activities	$7,454	$143,953
Less:
Purchases of property and equipment	66,282	54,957
Free cash flow	$(58,828)	$88,996

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 8, 2022	October 9, 2021
Purchases of property and equipment	$66,282	$54,957
Plus:
Cloud computing spend	3,236	6,961
Capital expenditures and IT capital	$69,518	$61,918

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.